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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE           CONTACT:
                                Paul Spindler
                                Executive Vice President
                                Bristol Technology Systems, Inc.
                                (714) 475-0800


                           BRISTOL TECHNOLOGY SYSTEMS
                           TO ACQUIRE SEATTLE COMPANY

        IRVINE, CA, Dec. 16, 1996 -- Bristol Technology Systems, Inc. (BTEC:NASDAQ), today announced it has executed a definitive agreement to acquire Automated Retail Systems, Inc. (ARS), of Seattle for cash and stock. Specific terms of the transaction were not disclosed. Bristol said it anticipates closing the acquisition on or about Jan. 1, 1997.

        ARS is a point-of-sale (POS) systems dealer for NCR, Panasonic, IBM and ICL Fujitsu equipment. It sells installs, and services POS systems from these manufacturers at supermarkets, quick service food outlets, restaurants, and other retail establishments. ARS also has a sales and service division in the San Francisco Bay area.

        Richard H. Walker, Bristol president and chief executive officer, said ARS is the dominant POS dealer in the state of Washington and "will serve as the hub operation for Bristol in the Pacific Northwest." He said Bristol would pursue additional, acquisitions in the Northwest and Northern California to expand the ARS presence there.

        ARS will operate under its current management as a subsidiary of Bristol, added Walker. He said Michael J. Pollastro, principal ARS owner, has agreed to continue as President and Chief Executive Officer under a long term employment contract.

        Bristol Technology Systems is engaged in acquiring and operating point-of-sale systems dealers who sell, install and service POS systems.


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